Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Significant Expansion
Of Existing Distribution Supply Relationship

Martin's Super Markets Becomes Spartan's Leading Distribution Customer

GRAND RAPIDS, MICHIGAN-April 24, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has significantly expanded a distribution supply relationship with Martin's Super Markets, an independent supermarket retailer headquartered in South Bend, Indiana with locations in southwest Michigan and north central Indiana.

Spartan's existing supply relationship will expand to include dry groceries, dairy, frozen products, and Spartan's portfolio of corporate private label brands in addition to the existing health and beauty care products, general merchandise, and pharmacy products. The relationship includes all of Martin's Super Market's 20 Indiana and Michigan based retail grocery stores.

"This is a significant expansion of our supply relationship and one of the largest partnerships that we have entered into in many years," stated Craig C. Sturken, Spartan's Chairman, President, and Chief Executive Officer. This new relationship significantly increases our distribution presence in Indiana and demonstrates successful execution of our stated business strategy of growing our distribution business in contiguous states. We are extremely pleased to be expanding our distribution business with an excellent independent retail grocery operator. This business expansion further validates our value-added distribution proposition as we continue to grow our distribution business in a challenging and very competitive environment."

Rob Bartels, President and Chief Executive Officer of Martin's Super Markets stated, "We are very pleased to be expanding our supply relationship with Spartan Stores. We recognize Spartan's exceptional category management, merchandising, and marketing expertise at both the distribution and retail levels. Their expertise, along with their broad array of quality products and support services, will help enhance our sales growth and strengthen our competitive market position. We look forward to a building a long-standing relationship."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates

68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "anticipates", "believes", "expects", "looks forward", or "plans" that a particular occurrence "will" result or occur, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.